Exhibit 99.2

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N E W S   R E L E A S E


Contact: Bob Marsocci
(310) 964-4656


       DIRECTV Announces Immediate Termination of Mediation Process with
                          Pegasus Communications Corp.

El Segundo, CA, Feb. 5, 2004 -- DIRECTV, Inc. announced today that it has terminated all mediation discussions with Pegasus Communications Corp. related to the parties' pending litigation. The court-ordered mediation process began in January 2003.

     Chase Carey, president and CEO of Hughes Electronics (NYSE: HS), parent company of DIRECTV, commented, "Despite reaching a settlement agreement with the NRTC and the class of affected NRTC members which was characterized by the Court as `fair, just, reasonable and adequate,' we believe there are fundamentally irreconcilable differences between DIRECTV and Pegasus that cannot be resolved through mediation. We have therefore terminated the mediation process, effective immediately."

     The announcement was made following a meeting this morning between Mr. Carey and Pegasus Chairman and CEO Marshall Pagon in New York. Mr. Carey noted that, "We believe that Pegasus has an unrealistic view of its contractual position and, therefore, of its resulting business prospects and fundamental valuation. With every day that passes, both Pegasus' significance to DIRECTV and its value as a standalone enterprise diminish."

     Regarding a potential acquisition of Pegasus by DIRECTV, Mr. Carey noted:
"Pegasus distributes certain DIRECTV services in areas representing less than 8% of all U.S. households. We believe that its rights to sell DIRECTV services will end no later than June 2008, unless Pegasus accepts the NRTC class settlement, and then its rights would continue only until 2011. In any case, both DIRECTV and NRTC will continue to receive a substantial portion of the revenue from DIRECTV subscribers in the Pegasus areas. Consequently, subscribers receiving DIRECTV service through Pegasus necessarily have a significantly lower value than DIRECTV owned and operated subscribers. While we would have expected the securities markets to reflect this reality, in our view, the current equity and bond trading levels are fundamentally disconnected both from the company's limited rights and its financial position, as well as its potential value to DIRECTV. We believe that the only basis for these valuations is the belief that the new management of Hughes and DIRECTV are impatient and will overpay in order to quickly resolve this situation. That simply isn't the case."

     Mr. Carey continued: "Although we would like to market our services across our entire national footprint, DIRECTV has demonstrated an ability to aggressively grow our subscriber base without - and, quite frankly, despite - Pegasus. At or anywhere near current trading levels for Pegasus, we believe our capital is better deployed growing our subscriber base in high-growth markets rather than overpaying for the declining Pegasus subscriber base. The territories in which Pegasus operates are generally highly penetrated by satellite service, and the real growth for DIRECTV will continue to come from our competition with cable in other areas of the United States."
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Relevant Facts Regarding the DIRECTV / NRTC Settlement

  - The settlement agreement between DIRECTV and a class of NRTC's members was approved by the U.S. District Court for the Central District of California by order entered on January 7, 2004, and is now in effect, as is DIRECTV's settlement with NRTC. There were no objections by class members to the settlement.

  - In separate rulings, the Court has held that DIRECTV and NRTC are the only parties to the DBS Distribution Agreement (which governs the rights to resell DIRECTV service in all NRTC markets, including the Pegasus areas) and that no members or affiliates, including Pegasus, have any rights under the DBS Distribution Agreement. The Court ruled that NRTC and DIRECTV may amend the DBS Distribution Agreement without Pegasus' approval. NRTC and DIRECTV amended that Agreement effective January 7, 2004.

  - Under the settlement with NRTC, the DBS Distribution Agreement, unless terminated earlier, will last until the later of June 30, 2008 or the contractually defined life of the DIRECTV 1 satellite (currently estimated to be February 2007). In addition, NRTC and DIRECTV agreed in the settlement to eliminate the Right of First Refusal from the DBS Distribution Agreement.

  - The NRTC Members who participate in the settlement may elect to distribute DIRECTV services until, at the latest, June 30, 2011, and receive a payment of $150 per active paying subscriber who transitions to DIRECTV at that time.

  - DIRECTV has offered Pegasus the ability to participate in the settlement; in order to do so, Pegasus must provide its election to participate by March 8, 2004. If Pegasus does not elect to participate in the settlement, DIRECTV believes that its obligations to provide DBS services to the NRTC for sale by Pegasus will end by June 30, 2008, if not sooner. Pegasus has contested certain of the Court's decisions and has taken the position that its rights under its agreements with the NRTC are not affected by the settlement.

  - The Court has previously dismissed all damage claims Pegasus brought against DIRECTV.

  - The settlement did not affect DIRECTV's claim for more than $60 million, including interest, against Pegasus for breach of a marketing agreement--a claim set for trial on March 23, 2004.



About Hughes and DIRECTV, Inc.

     DIRECTV is the nation's leading digital multichannel television service provider with more than 12.2 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corp. (NYSE: HS). Hughes is a world-leading provider of digital multichannel television entertainment, broadband satellite networks and services, and global video and data broadcasting. Hughes is 34 percent owned by Fox Entertainment Group, which is approximately 82 percent owned by News Corporation Ltd.

     Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of Hughes Electronics Corporation and DIRECTV Holdings, LLC to differ materially, many of which are beyond the control of Hughes or DIRECTV, include risks described from time to time in periodic reports filed by Hughes or DIRECTV Holdings, LLC with the SEC, as well as the outcome of litigation involving Pegasus and DIRECTV. You are urged to consider statements that include the words "would", "expects", "believe" or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.